Exhibt 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace Announces Results for the Fourth Quarter and Full-Year 2010

Company Updates Guidance for 2011

ST. LOUIS, March 11, 2011 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets, today announced financial results for the fourth quarter and full-year 2010.

Highlights

•	Sales of $223.4 million for full-year 2010; fourth quarter 2010 revenue down slightly from prior year but up from third quarter 2010

•	Free cash flow of $2.3 million for the fourth quarter and $19.7 million for the full-year 2010

•	Fourth quarter tax benefit of $1.2 million

•	Revenue guidance for fiscal 2011 increased to between $259 million and $271 million as Engineering Services should benefit from Boeing’s recent award to build tanker aircraft

•	Both segments are hiring to support expected growth

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

Fourth Quarter Results

Net sales for the fourth quarter of 2010 decreased 1.6 percent to $54.7 million compared to $55.6 million in the fourth quarter of 2009.  Net income for the fourth quarter of 2010 was $3.1 million, or $0.26 per diluted share, compared to $0.8 million, or $0.07 per diluted share, in the fourth quarter of 2009.  The fourth quarter of 2009 includes a pretax impairment charge of $3.4 million related to the company's Tempco Engineering subsidiary.  Excluding this charge, net income would have been $2.9 million, or $0.26 per diluted share.

For the full-year 2010, net sales were $223.4 million versus $241.2 million in the prior year.  Net income was $12.9 million, or $1.11 per diluted share, in 2010 compared to $10.2 million, or $0.90 per diluted share, in 2009 after the above impairment charges.

"During 2010, our emphasis in our Aerostructures segment was on operational execution and securing new long-term agreements with certain key customers,” Ronald Saks, Chief Executive Officer of LMI, said.  “Targeted operating improvements in delivery, quality and customer service were achieved.  And, we did secure long-term agreements with Gulfstream, Triumph and FACC.  When added to the long-term agreements previously secured from Boeing, Spirit AeroSystems and Sikorsky and for certain aftermarket products, these long-term agreements add visibility to customer demands on about 80 percent of our expected 2011 revenue for periods ending from 2013 to 2016.”

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

 “In the fourth quarter of 2010,” Saks continued, “sales at our Aerostructures segment continued at the modest pace we experienced for the full year and were below our original expectations.  Delays in shipments of Boeing model 747-8 components, lower aftermarket sales and some customer inventory adjustments accounted for the difference.  Our Engineering Services segment’s sales met our original targets, which were reduced from 2009 because of fewer new customer development projects, likely caused by the uncertainties created by the global recession.”

“However, in the fourth quarter of 2010,” Saks stated, “we began to experience considerably more customer interest in placing work in both segments, and we received customer forecasts requiring increased production rates on several models in the large commercial aircraft and regional and business jet segments.  This expected increase in production is now requiring that we invest significant capital in new equipment and facilities and hire additional employees in both segments over the next twelve to eighteen months.  More recently, the US government award to Boeing of tanker aircraft design and production, as well as added demand for engineering services from the regional and business jet segment, have firmed demand for our engineering services”.

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

Net sales for the Aerostructures segment for the fourth quarters of 2010 and 2009 were as follows:

Category	Q4 2010	% of Total	Q4 2009	% of Total
	($ in millions)
Corporate and regional aircraft	$11.6	32.9%	$10.8	28.6%
Large commercial aircraft	13.3	37.7%	16.7	44.2%
Military	7.8	22.1%	8.1	21.4%
Other	2.6	7.3%	2.2	5.8%
Total	$35.3	100.0%	$37.8	100.0%

Net sales of corporate and regional aircraft increased, as deliveries on Gulfstream programs grew.  Large commercial aircraft net sales were down, as deliveries of aftermarket wing products fell by $3.6 million from the prior year.

Net sales for the Engineering Services segment for the fourth quarters of 2010 and 2009 were as follows:

Category	Q4 2010	% of Total	Q4 2009	% of Total
	($ in millions)
Corporate and regional aircraft	$5.5	28.4%	$3.6	20.1%
Large commercial aircraft	7.2	37.1%	6.1	34.1%
Military	3.6	18.6%	8.0	44.7%
Other	3.1	15.9%	0.2	1.1%
Total	$19.4	100.0%	$17.9	100.0%

New work on a weight improvement program for a new corporate jet drove net sales for corporate and regional aircraft higher.  Net sales of engineering support for large commercial aircraft grew on the 787-9 and A350, more than offsetting a decline in 747-8 billings, as the design for that plane matures. Military programs were down from the prior year, as efforts on the CH-53 helicopter ended earlier in 2010.  Other sales grew due to tooling packages for the 787-9 and the Global Hawk.

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

Gross profit for the fourth quarter of 2010 was $11.9 million, or 21.8 percent of net sales, compared to $12.7 million, or 22.8 percent of net sales, in the prior year quarter.  The Aerostructures segment generated gross profit of $8.7 million, or 24.6 percent of net sales, in the fourth quarter of 2010 versus $9.0 million, or 23.7 percent of net sales, in the fourth quarter of 2009.  Fourth quarter 2010 Aerostructures segment gross margin was helped by a $0.4 million cumulative benefit on our aftermarket wing modification program but was reduced by $0.7 million of start up costs on two programs and higher than expected workers compensation costs.

Gross profit for the Engineering Services segment was $3.2 million, or 16.5 percent of sales, for the quarter ended December 31, 2010, compared to $3.7 million, or 20.7 percent of net sales, for the prior year quarter.  During the fourth quarter of 2010, the company recognized a charge of $0.5 million on its MJET program due to unplanned efforts to meet critical design review requirements.

Selling, general and administrative expenses (SG&A) were $8.4 million, or 15.4 percent of net sales, for the fourth quarter of 2010, up from $7.8 million, or 13.9 percent of net sales, excluding the impact of goodwill impairments, for the year ago quarter.  SG&A for the Aerostructures segment was $6.5 million in the fourth quarter of 2010 compared to $6.0 million in the fourth quarter of 2009.  The increase in Aerostructures SG&A relates to hiring to support the growth that we expect in 2011 and higher professional fees.  The Engineering Services segment had SG&A of $1.9 million in the fourth quarter of 2010, up from $1.7 million in the prior year quarter, largely related to increases in payroll and fringe benefit costs.

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

Net interest expense was $142,000 in the fourth quarter of 2010, down from $345,000 in the prior year quarter because there were no draws on the credit facility in the fourth quarter of 2010.  The effective income tax rate for the last quarter of 2010 was 10.5 percent compared to 36.5 percent in the year-ago quarter.  The fourth quarter tax rate was impacted by a $0.5 million tax benefit associated with recent tax legislation extending the research and development tax credit as well as $0.7 million of additional tax benefits from an available manufacturing deduction and additional tax credits.

Free cash flow in the fourth quarter was $2.3 million.  The company generated free cash flow for the full-year 2010 of $19.7 million and had no debt outstanding on its revolving line of credit at the end of the year.  Cash flow has continued to be strong in early 2011.

Backlog at December 31, 2010, was $221.5 million compared to $218.7 million at the end of 2009.

Outlook for 2011

The company also updated its guidance for 2011, adding to revenue expectations for the Engineering Services segment.  The government’s recent selection of Boeing’s 767 as the refueling tanker should provide additional opportunities for this segment during 2011.  On a consolidated basis, the company now expects revenue to range between $259 million and $271 million and gross profit to be between 23.6 percent and 24.7 percent.  The company expects to increase our SG&A range to $33.8 million to $35.2 million, as we expect additional head count and professional fees to support our growth initiatives.  Net interest expense is expected to be between $550,000 and $650,000 for the year, and the effective tax rate is expected to be approximately 34 percent.  Capital expenditures are planned to range between $12.0 and $14.0 million.  Depreciation, amortization and stock compensation expense is expected to be approximately $9.0 million.  Free cash flow for 2011 is expected to be approximately $15.0 million.  The expectations for each segment are as follows:

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

Aerostructures

•	Net sales of between $175.0 million and $181.0 million

•	Gross profit of between 26.5 percent and 27.5 percent

•	SG&A of between $26.0 million and $27.0 million

Engineering Services

•	Net sales of between $84.0 million and $90.0 million

•	Gross profit of between 17.5 percent and 19.0 percent

•	SG&A of between $7.8 million and $8.2 million

“As we look forward, we believe the next few years offer us significant opportunities to grow our company organically,” Saks said.  “Our customers are expected to transfer work because of unprecedented production rate increases and may also provide meaningful opportunities to provide design and build services on new projects.  We also expect to grow our capabilities by making acquisitions of composite and machining providers during this period. The benefits to be derived from higher production rates and growth in our legacy engineering services business should assist us in financing the investments necessary to support higher production rates and should also add to the long-term value of LMI, benefiting all of our stakeholders.”

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

LMI Aerospace, Inc. is a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

This news release includes forward-looking statements related to LMI Aerospace, Inc.'s outlook for 2011, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.'s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2010, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31,
	2010	2009
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$1,947	$31
Trade accounts receivable, net of allowance of $253 and $279 at
December 31, 2010 and 2009, respectively	34,006	35,469
Inventories	45,148	45,703
Prepaid expenses and other current assets	2,729	2,849
Deferred income taxes	3,846	3,799
Total current assets	87,676	87,851

Property, plant and equipment, net	21,346	19,322
Goodwill	49,102	49,102
Intangible assets, net	20,827	22,965
Other assets	898	977
Total assets	$179,849	$180,217

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$7,898	$7,778
Accrued expenses	11,246	8,089
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	181	326
Total current liabilities	19,558	16,426

Long-term deferred gain on sale of real estate	3,073	3,307
Long-term debt and capital lease obligations, less current installments	28	17,210
Deferred income taxes	7,427	7,546
Other long-term liabilities	-	1,235
Total long-term liabilities	10,528	29,298

Shareholders’ equity:
Common stock, $0.02 par value per share; 28,000,000 authorized shares; issued 12,075,030 shares and 11,996,389 shares at December 31, 2010 and 2009, respectively	242	240
Preferred stock, $0.02 par value per share; 2,000,000 authorized shares; none issued at December 31, 2010 and 2009	-	-
Additional paid-in capital	73,440	71,375
Treasury stock, at cost, 301,772 shares and 359,188 shares at December 31, 2010 and 2009, respectively	(1,432)	(1,704)
Retained earnings	77,513	64,582
Total shareholders’ equity	149,763	134,493
Total liabilities and shareholders’ equity	$179,849	$180,217

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ending
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Sales and service revenue
Product sales	$33,982	$37,049	$143,919	$157,838
Service revenues	20,730	18,567	79,437	83,358
Net sales	54,712	55,616	223,356	241,196
Cost of sales and service revenue
Cost of product sales	25,792	25,443	106,891	117,999
Cost of service revenues	17,016	17,499	64,965	70,246
Cost of sales	42,808	42,942	171,856	188,245
Gross profit	11,904	12,674	51,500	52,951

Selling, general and administrative expenses	8,401	7,751	32,435	31,678
Impairment of goodwill	-	3,350	-	3,350
Severance and restructuring	-	-	-	312
Income from operations	3,503	1,573	19,065	17,611

Other income (expense):
Interest expense, net	(142)	(345)	(696)	(1,623)
Other, net	48	37	58	10
Total other expense	(94)	(308)	(638)	(1,613)

Income before income taxes	3,409	1,265	18,427	15,998
Provision for income taxes	359	461	5,496	5,843

Net income	$3,050	$804	$12,931	$10,155

Amounts per common share:
Net income per common share	$0.27	$0.07	$1.13	$0.90

Net income per common share, assuming dilution	$0.26	$0.07	$1.11	$0.90

Weighted average common shares outstanding	11,452,588	11,330,935	11,420,524	11,305,231

Weighted average dilutive common shares outstanding	11,670,895	11,390,803	11,636,385	11,341,312

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2010	2009
	(Unaudited)
Operating activities:
Net income	$12,931	$10,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,289	7,537
Impairment of goodwill	-	3,350
Charges for inventory obsolescence and valuation	1,099	1,940
Restricted stock compensation	1,794	1,672
Deferred tax benefit	(166)	(1,224)
Other noncash items	(240)	(123)
Changes in operating assets and liabilities, net of acquired businesses:
Trade accounts receivable	1,440	(7,971)
Inventories	(544)	15,037
Prepaid expenses and other assets	800	(91)
Current income taxes	(735)	21
Accounts payable	639	(4,768)
Accrued expenses and other liabilities	2,538	(3,118)
Net cash provided by operating activities	26,845	22,417
Investing activities:
Additions to property, plant and equipment	(7,151)	(3,938)
Proceeds from sale of equipment	6	123
Acquisitions, net of cash acquired	-	(9,990)
Other, net	-	(48)
Net cash used by investing activities	(7,145)	(13,853)
Financing activities:
Proceeds from issuance of debt	-	-
Principal payments on long-term debt and notes payable	(327)	(498)
Advances on revolving line of credit	13,520	43,819
Payments on revolving line of credit	(30,520)	(51,819)
Other, net	(457)	(64)
Net cash used by financing activities	(17,784)	(8,562)
Net increase (decrease) in cash and cash equivalents	1,916	2
Cash and cash equivalents, beginning of year	31	29
Cash and cash equivalents, end of year	$1,947	$31

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LMI Aerospace Announces
Fourth Quarter/Year-end Results

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$3,050	$804	$12,931	$10,155

Income tax expense	359	461	5,496	5,843
Interest expense, net	142	345	696	1,623
Depreciation and amortization	1,769	1,970	7,289	7,537
Impairment of goodwill	-	3,350	-	3,350
Stock based compensation	413	382	1,794	1,672
Severance and restructuring costs	-	-	-	312
Acquisition costs	-	-	-	239
TCA wind-up costs	-	-	-	249
Other, net	(48)	(37)	(58)	(10)

Adjusted EBITDA	$5,685	$7,275	$28,148	$30,970

Free Cash Flow (2):

Net cash provided by operating activities	$3,510	$11,481	$26,845	$22,417
Less:
Capital expenditures	(1,220)	(1,290)	(7,151)	(3,938)

Free cash flow	$2,290	$10,191	$19,694	$18,479

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.

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